Exhibit 21

SUBSIDIARIES OF REGISTRANT

            Destination Television, Inc. acknowledges that the following corporations were subsidiaries of the Registrant on October 31, 2007:

             Bar TV, Inc. (Florida)
             Destination Television, Inc. (Florida)
             Hotel TV, Inc. (Florida)
             National Hotel Television Network, Inc. (Florida)
            American Broadcast Group LLC (Florida)